EXHIBIT 10.6


                          BREMER FINANCIAL CORPORATION
                1999 EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN

                            Human Resources Director
                               Marketing Director
                               Operations Director
                                 Retail Director


Contained herein is a detailed outline of the Executive Annual Incentive Compensation Plan which has been designed for the Human Resources Director, Marketing Director, Operations Director and Retail Director.

A. Purpose

    1) To provide an annual incentive award to the Human Resources Director, Marketing Director, Operations Director and Retail Director for significant contributions toward the achievement of Bremer Financial Corporation's goals and objectives.

    2) To focus attention on those activities which will positively affect the Corporation's financial well-being.

B. Eligibility

    1) The Human Resources Director, Marketing Director, Operations Director and Retail Director are the participants in this plan.

C. Plan Year

    1) The Executive Annual Incentive Compensation program will begin on January 1 and will end on December 31.

D. Payment of Award

    1) At year end, formal reviews will be conducted by the appropriate designated management to determine and measure performance. Upon completion of the measurement of the participants' goals and objectives, awards will be approved.

    2) Award payments will be made in the first quarter following the end of defined incentive plan year.

E. Potential Awards

    1) The maximum potential award, stated as a percentage of base salary, will be 30%.

F. Performance Measures and Determination of Award

    1) 50% of the incentive award will be based upon Corporate RORE. The following table will be utilized to determine the actual percentage of salary to be granted. When performance falls between the RORE percentages shown, interpolation will be utilized to determine the actual percentage of salary to be awarded.

                Corporate RORE                            Percentage Award
                --------------                            ----------------

                  Below 13.34                                   -0-
                     13.34       33.3 of max (Threshold)         5.00%
                     13.92                Plan                   8.49%
                     14.03            66.6% of max              10.00%
                     15.00               Maximum                15.00%

    2)  Work Plan Objectives

        50% of the incentive award will be based on work plan objectives. The work plan objectives should be submitted to the President and CEO of Bremer Financial Corporation for approval ("CEO"). The maximum percentage award for achieving work plan objectives is 15% of base salary.

    3)  Modifier: Compliance Ratings

        To ensure that there is appropriate system wide focus on regulatory compliance issues, incentive awards calculated under this plan may be reduced by up to 25% if the Bremer banks selected for compliance examinations by the OCC during the second half of 1999 do not receive satisfactory compliance ratings.

G. Administration

    1) The plan shall be subject to the approval of the Board of Directors of Bremer Financial Corporation ("Board") which shall have sole authority to establish the terms and conditions under which the plan will be administered.

    2) The Executive Incentive Compensation Plan and awards are not transferable or assignable.

    3)  Awards may not be deferred.

H. Administrative Procedures

    1) Additions to Plan -- Eligible individuals will be added to the plan at any time upon the approval of the Board. However, the size of their awards will be prorated by the number of months they were eligible to receive an award. An example would be:

        - Employee "A" is added to plan in mid-year so s/he has six (6) months of eligible service.
        - Calculated incentive award is $15,000
        - $15,000 X 6/12 = $7,500

    2) Terminations -- If the eligible participant terminates during the plan year, the incentive award will be handled as follows:

        - Voluntary resignations -- no incentive award.
        - Involuntary terminations for cause -- no incentive award.
        - Involuntary termination without cause -- incentive award prorated by number of months service during current incentive plan year, based on approval by the CEO.
        - Retirement/disability -- incentive award prorated by number of months of service during current incentive plan year.

    3) Change in Position -- If the eligible participant has a change in position during a plan year, their incentive award will be calculated under both plan award levels and prorated by the months of service at each level. Both calculations will be based on the salary effective December 31 of the incentive plan year.

    4) Interpolation -- When actual performance falls above threshold and between cells on the appropriate element, the individual completing the formula should interpolate to the actual percentage to be awarded.

    5) Performance -- If a participant's performance rating for the plan year is less than fully competent and/or certain performance goals are not met, the CEO has the authority to reduce partially or totally the incentive payout that would normally be due the participant.

    6) Exceptions -- Upon occasion, there may be specific reasons for exceptions to the incentive compensation program for events beyond the control of the participant in the plan. The CEO has the authority to determine and approve all such exceptions.

I. Amendment and termination

    1) The Board may at any time amend the plan for the purposes of satisfying the requirements of any changes in applicable laws or for any purpose which may be permitted by law. The Board may also terminate the plan at any time. No such amendment or termination shall, however, adversely affect the rights of any participant (without his/her prior consent) to any award previously approved.

                    CALCULATION OF EXECUTIVE INCENTIVE AWARD
                                 Plan Year 1999


----------------------------   -------------------------------------------------
NAME                           TITLE



                                                            Percentage of Salary
                                                               To Be Awarded
                                                               -------------
F-1 - Corporate RORE
--------------------
F-1 - Corporate RORE

      Corporate RORE                               ______%      ______________%
      (50% of total award)

      Work Plan Objectives Achievement Level       ______%      ______________%
      (50% of total award)  ATTACH A DESCRIPTION
       OF WORK PLAN OBJECTIVES AND HOW THEY WILL
      BE MEASURED.



Total Award Earned as % of Salary                               ______________%
---------------------------------


X December 31, 1999 Salary                                      $

= 1999 INCENTIVE AWARD                                          $

Compliance Rating Modifier (Up to 25% reduction)               ($_____________)

= 1999 NET INCENTIVE AWARD                                      $



Approved:


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Date                          President and CEO of Bremer Financial Corporation


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Date                          Chairman of Board of Bremer Financial Corporation